                                                                ---------------
                                                                SEC FILE NUMBER
                                                                   0-26954
                                                                ---------------
                                                                ---------------
                                                                 CUSIP NUMBER
                                                                    14983Y
                                                                ---------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  / / Form 10-K    / / Form 20-F  / / Form 11-K  /X/ Form 10-Q
              / / Form 10-QSB  / / Form N-SAR
               For Period Ended:  September 30, 2000

              / / Transition Report on Form 10-K
              / / Transition Report on Form 20-F
              / / Transition Report on Form 11-K
              / / Transition Report on Form 10-Q
              / / Transition Report on Form N-SAR
               For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

CD&L, Inc.
---------------------------------------------------------
Full Name of Registrant


---------------------------------------------------------
Former Name if Applicable

80 Wesley Street
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

South Hackensack, New Jersey 07606
---------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

         CD&L, Inc. (the "Company") is unable to file its quarterly report on Form 10-Q for the period ended September 30, 2000 within the time period prescribed for such report without unreasonable effort or expense. The Company is currently in negotiations with its lenders for modifications to its existing credit facilities. The Company expects to have finalized documents within the timeframe granted for filing the Company's report on Form 10-Q by Rule 12b-25(b).


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Russell J. Reardon, Chief Financial Officer    (201)       487-7740
    ------------------------------------------  -----------  ------------------
               (Name and Title)                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                                 /x/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        / / Yes  /x/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   CD&L, Inc.
           ---------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2000             By
                                        ------------------------------------
                                        Name:  Russell J. Reardon
                                        Title: Chief Financial Officer